Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, par value $0.001 per share, of Semler Scientific, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 16, 2026

/s/ Eric Semler
Eric Semler

TCS CAPITAL ADVISORS, LLC

By:	TCS CAPITAL MANAGEMENT, LLC
its investment manager

By:	/s/ Eric Semler
Eric Semler, Managing Member

TCS CAPITAL MANAGEMENT, LLC

By:	/s/ Eric Semler
Eric Semler, Managing Member